EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Enzon Pharmaceuticals, Inc.:

We consent to the incorporation by reference in the registration statement (Nos. 333-174099, 333- 140282, 333-134453, 333-132467, 333-121468, 333-101898, 333-64110 and 333-18051) on Form S-8 and in the registration statement (No. 333-137723) on Form S-3 of Enzon Pharmaceuticals, Inc. of our reports dated March 18, 2013, with respect to the consolidated balance sheets of Enzon Pharmaceuticals, Inc. and subsidiaries as of December 31, 2012 and 2011, and the related consolidated statements of comprehensive income (loss), stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2012 and the effectiveness of internal control over financial reporting as of December 31, 2012, which reports appear in the December 31, 2012 Annual Report on Form 10-K of Enzon Pharmaceuticals, Inc.

Our report dated March 18, 2013 on the consolidated financial statements contains an explanatory paragraph that states that in December, 2012, the Company announced that its Board of Directors has retained a financial advisor to assist in reviewing the possible sale or disposition of one or more corporate assets or a sale of the Company and established a special committee to oversee the Company’s sale review process. In connection with the sale review process, the Company has announced plans to suspend all clinical development activities.

Our report dated March 18, 2013, on the effectiveness of internal control over financial reporting as of December 31, 2012, expresses our opinion that Enzon Pharmaceuticals, Inc. did not maintain effective internal control over financial reporting as of December 31, 2012 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that a material weakness related to management’s review of accounting for non-routine, complex technical accounting matters has been identified and included in management’s assessment.

/s/ KPMG LLP

Short Hills, New Jersey

March 18, 2013